Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on February 17, 2012) pertaining to the Pilgrim's Pride Retirement Savings Plan and the To-Ricos Employee Savings and Retirement Plan of Pilgrim's Pride Corporation of our reports dated February 17, 2012, with respect to the consolidated financial statements and schedule of Pilgrim's Pride Corporation and the effectiveness of internal control over financial reporting of Pilgrim's Pride Corporation included in its Annual Report (Form 10-K) for the year ended December 25, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
February 17, 2012